Exhibit 16.1

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
  ------------------------


August 13, 2009

U. S. Securities and Exchange Commission
450 Fifth Street NW
Washington DC  20549

Re:   Enhance Skin Products, Inc.

Dear Sirs:

We were previously the principal auditors for Enhance Skin Products, Inc. and we reported on the financial statements of Enhance Skin Products, Inc. for the period from inception, November 14, 2006 to January 31, 2009. We have read Enhance Skin Products, Inc.'s statements under Item 4 of its Form 8-K, dated August 13, 2009, and we agree with such statements.

For the most recent fiscal period through to August 13, 2009, there have been no disagreements between Enhance Skin Products, Inc. and Moore & Associates, Chtd. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Moore & Associates, Chtd. would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.


Yours truly,

/s/ Moore & Associates, Chartered
---------------------------------
    Moore & Associates, Chartered
    Las Vegas, Nevada


            6490 West Desert Inn Road, Las Vegas, NV 89146
                  (702) 253-7499 Fax (702) 253-7501

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